E x h i b i t  5 . 1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	SAN FRANCISCO OFFICE 44 MONTGOMERY STREET, SUITE 4200 SAN FRANCISCO, CALIFORNIA 94104 TELEPHONE (415) 283-2240 FACSIMILE (415) 283-2255

May 28, 2003

Newport Corporation

1791 Deere Avenue

Irvine, California 92606

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Newport Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,178,205 shares of the Company’s common stock, $0.1167 stated value (“Common Stock”), issuable under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 2,178,205 shares of Common Stock, when issued under the Plan and against full payment therefor in accordance with the terms and conditions of each, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH